Exhibit 99.1

VeriSign to Acquire Jamba!

Acquisition will bring the capabilities and presence of Europe’s leading content mediation provider to

VeriSign’s Intelligent Communications, Commerce, and Content Services

MOUNTAIN VIEW, CA — May 24, 2004 — VeriSign, Inc. (Nasdaq: VRSN), the leading provider of intelligent infrastructure services for the Internet and telecommunications networks, today announced it has signed a definitive agreement to acquire Berlin, Germany based Jamba! for approximately $273 million in cash and VeriSign stock. The acquisition is subject to German regulatory approvals and other conditions, and is expected to close by the end of the second quarter.

Jamba! is a leading provider of wireless content services in Europe. The company serves millions of wireless subscribers in nine European countries through distribution and billing relationships with carriers, including Vodafone, T-Mobile and KPN. In addition, Jamba! has worked with leading content publishers to build a downloadable library of over 50,000 individual products, including popular music, graphics, games and applications.

The acquisition is an extension of VeriSign’s Communications Services Intelligent Communication, Commerce, and Content (IC3) strategy, which provides carriers with the intelligent infrastructure services they need to help their customers find, connect, secure, and transact over any network, anywhere. It also supports VeriSign Communications Services growth initiatives to expand its portfolio of wireless services and to further penetrate Tier 1 carriers and international markets.

“We are very excited about the strategic value of this acquisition,” said Stratton Sclavos, chairman and CEO of VeriSign. “By joining forces with Jamba!, VeriSign gains a robust content mediation platform, relationships with 13 European carriers, sourcing arrangements with over 180 content providers, and a solid, growing customer base in a key geographical market.”

By adding Jamba!’s capabilities into its existing communication services platforms, VeriSign expects to be able to offer carriers a comprehensive wireless data utility that covers all aspects of the mobile content value chain. Functionality will include content on-boarding, aggregation, formatting, mediation, and a variety of billing and payment services.

“This will be a victory for Jamba! customers, carriers and content providers,” said Marc and Oliver Samwer, co-founders of Jamba!. “We also look forward to leveraging VeriSign’s global presence to expand our market opportunity into the Americas and Asia over time.”

The acquisition will be accounted for as a purchase transaction and under the terms of the agreement, VeriSign will pay approximately $273 million consisting of 65% cash and 35% stock. VeriSign will gain approximately 300 full-time Jamba! employees.

VeriSign recently reiterated its financial guidance for the second fiscal quarter, projecting organic revenue growth in both its Communications Services Group and its Internet Services Group. Depending on the date of closing and other factors, the Jamba! acquisition may have some incremental impact to Q2 results. VeriSign plans to provide guidance for the remainder of 2004 on its Q2 earnings call, and will explicitly break out any Jamba! contribution to revenue. VeriSign expects the acquisition to generate approximately $70 million in net incremental revenue in the second half of 2004, to be neutral to its 2004 earnings per share and to be modestly accretive to 2005 earnings per share.

Conference Call

VeriSign will hold a teleconference call today at 2:30 PM PDT/5:30 PM EDT/10:30 PM GMT to discuss the transaction. The call will be accessible by direct dial at (800) 819-9193 (US) and (913) 981-4911 (International). A listen-only live webcast will also be available on the company’s website at http://www.verisign.com under the Investor Relations tab. A replay of the teleconference will be available by calling (888) 203-1112 (passcode: 648981) and international replay at (719) 457-0820 (passcode: 648981) until May 31st.

About VeriSign

VeriSign, Inc. (Nasdaq: VRSN), delivers critical infrastructure services that make the Internet and telecommunications networks more intelligent, reliable, and secure. Every day VeriSign helps thousands of businesses and millions of consumers connect, communicate, and transact with confidence. Additional news and information about the company is available at http://www.verisign.com.

About Jamba!

Jamba! AG (http://www.jamba.de) is the leading German portal for the mobile Internet content. Jamba! develops, distributes, and mediates content and services for wireless mobile phones. Jamba! provides content and services including ring tones, Java games, news and internet shopping services for mobile phone users. Jamba!’s key investors include Summit Partners (http://www.summitpartners.com), a leading private equity and venture capital firm with offices in Boston, Palo Alto and London and a capital base of more than $5.5 billion.

For more information, contact:

VeriSign Media Relations: Leslie Rubin, lrubin@verisign, 650-426-5363

VeriSign Investor Relations: Kathleen Bare, kbare@verisign.com, 650-426-3241

VeriSign Public Relations: Burghardt Tenderich (German Media Inquiries), bt@bitepr.com, 415-365-0222

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the inability of VeriSign to successfully market the combined companies’ services and customer acceptance of the combined companies’ services; the risks that the expected synergies resulting the combination will not materialize; and we may incur unexpected costs integrating the businesses. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-Q for the year ended December 31, 2003 and quarterly reports on Form 10-Q. VeriSign undertakes no obligation to update any of the forward-looking statement after the date of this press release. VeriSign is a registered trademark of VeriSign, Inc. in the United States and in foreign countries. Other names may be trademarks of their respective owners.

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